UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2017

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 28, 2017, ImmunoGen, Inc. (also referred to as “we”, “our”, “us”, or “ImmunoGen”) and Jazz Pharmaceuticals Ireland Limited (“Jazz”), a subsidiary of Jazz Pharmaceuticals plc, entered into a Collaboration and Option Agreement (the “Option Agreement”), pursuant to which we granted Jazz options to develop and commercialize, on an exclusive, worldwide basis, IMGN779, IMGN632, and a third antibody-drug conjugate (“ADC”) from our early research and development pipeline to be designated by Jazz within the first seven years of the Option Agreement term.  Each of the foregoing three products is referred to herein as a “Collaboration Product.”  Jazz is entitled to exercise its option with respect to each Collaboration Product during specified periods set forth in the Option Agreement.  Each Collaboration Product for which Jazz has exercised its option is referred to herein as a “Licensed Product.”  We have the right to co-commercialize with Jazz a single Licensed Product (except under certain limited circumstances under which we may be entitled to co-commercialize two Licensed Products), to be designated by us, in the United States.

Under the terms of the Option Agreement, we are entitled to receive a non-refundable $75 million upfront option fee.  Jazz has also agreed to provide up to $100 million in development funding over seven years to support development of the Collaboration Products.  Jazz has the right to opt out of a Collaboration Product under the Option Agreement upon prior notice to us, which would result in a pro-rata reduction of its obligation to provide development funding.  We are obligated to use a specified level of efforts to advance the development of the Collaboration Products, and we are responsible for all development costs with respect to the Collaboration Products in excess of Jazz’s development funding.

Jazz may exercise its option with respect to each Collaboration Product at any time prior to a pivotal study or any time prior to a biologics license application (BLA) upon payment of an option exercise fee of mid-double digit millions or low triple digit millions, respectively.  The option exercise fee for IMGN632 is subject to certain adjustments depending on the indication(s) for which initial regulatory approval of this product is based.  The option exercise fee would be reduced with respect to the Licensed Product designated by us for co-commercialization if Jazz exercised its option for that Licensed Product at the later stage of development.  After any option exercise by Jazz, we will share equally with Jazz the costs associated with developing and obtaining regulatory approvals of each Licensed Product in the United States and the European Union, and Jazz will be solely responsible for such costs with respect to all other territories worldwide.

We are also entitled to receive milestone payments upon US and EU regulatory approvals for each Licensed Product, plus tiered royalties as a percentage of commercial sales which, depending on sales levels and the stage of development at the time of Jazz’s option exercise, range from the mid- to high-single digits in the lowest tier, to low 10’s to low 20’s in the highest tier.  With respect to the Licensed Product designated by us for co-commercialization, in lieu of receiving a milestone payment based on receiving regulatory approval in the United States, or royalties on sales in the United States, we will share equally with Jazz the activities, costs, and profits associated with commercialization in the United States.

Jazz may opt out of a Collaboration Product or Licensed Product at any time for convenience upon prior notice to us.  The Option Agreement and the license agreements associated with the Licensed Products (“License Agreements”) may also be terminated by either party for a material breach by the other, subject to notice and cure provisions.  Unless earlier terminated, each License Agreement will continue in effect until the expiration of Jazz’s royalty obligations, which are determined on a country-by-country basis.  For each country, Jazz’s royalty obligations generally commence upon the first commercial sale of the Licensed Product in that country, and extend until the later of the expiration of the last-to-expire ImmunoGen patent covering the Licensed Product in that country or the expiration for that country of the minimum royalty period specified in the License Agreement.  Any License Agreement for a Licensed Product being co-commercialized by the parties in the United States shall remain in effect as long as the parties continue to be engaged in such co-commercialization activities.

If Jazz does not exercise its option to a Collaboration Product or opts out of a Collaboration Product or a Licensed Product, rights to that product revert to us, and we may continue development and commercialization of that product without any further involvement by Jazz, except that we would pay Jazz royalties at a rate specified in the Option Agreement or License Agreement, as applicable, on our commercial sales of such product.

We have made customary representations and warranties, and have agreed to customary covenants, including, without limitation, indemnification, for transactions of this type.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d): The following exhibit is being filed herewith:

Exhibit No.	Exhibit

99.1	Press Release of ImmunoGen, Inc. dated August 29, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: August 29, 2017	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer